UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MOUNTAIN PROVINCE DIAMONDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Ontario

(Jurisdiction of Incorporation or Organization)

161 Bay Street, Suite 2315, P.O. Box 216

Toronto, Ontario, Canada M5J 2S1

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Stock, no par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Mountain Province Diamonds Inc. (the “Registrant”) is filing this Form 8-A/A solely in connection with the transfer of the listing of its common stock, no par value per share (the “Common Stock”) to The NASDAQ Stock Market LLC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

The description of the material terms of Common Stock set forth below is subject to, and qualified in its entirety by reference to, the Registrant’s Articles of Continuance, Bylaws and the Business Corporations Act (Ontario).

The authorized capital of the Registrant consists of an unlimited number of shares of Common Stock.

All of the authorized shares of Common Stock of the Registrant are of the same class and, once issued, rank equally as to dividends, voting powers, and the rights to share in any profits or surplus on liquidation, dissolution or winding up of the Registrant. Holders of Common Stock are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, and may be paid in whole or in part by the distribution of specific assets or by fully paid shares of Common Stock. There are no sinking fund provisions, cumulative voting, liquidation, pre-emptive, purchase or conversion rights.

The Board of Directors may issue, allot, sell or otherwise dispose of the unissued shares of Common Stock, and issued Common Stock held by the Registrant, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices that the Board of Directors may determine.

If the Registrant proposes to change the authorized share structure, create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares or vary or delete any special rights or restrictions attached to the shares of any class or series of shares, such alteration requires consent by a “special resolution”. A “special resolution” requires a 2/3 vote of shareholders.

There are no provisions in the Registrant’s Articles that would have the effect of delaying, deferring or preventing a change in the control of the Registrant, or that would operate with respect to any proposed merger, acquisition or corporate re-structuring of the Registrant.

The Registrant’s Common Stock has been approved for listing on the NASDAQ Global Select Market of The NASDAQ Stock Market LLC under the symbol “MDM.”

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MOUNTAIN PROVINCE DIAMONDS INC.

Date: December 30, 2014	By:	/s/ Bruce Ramsden
Name: Bruce Ramsden
Title: Chief Financial Officer